As filed with the Securities and Exchange Commission on November 25, 2008

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRONTIER OIL CORPORATION*

(Exact name of registrant as specified in its charter)

WYOMING	74-1895085
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10000 MEMORIAL DRIVE, SUITE 600

HOUSTON, TEXAS 77024-3411

(713) 688-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael C. Jennings

Executive Vice President & Chief Financial Officer

Frontier Oil Corporation

10000 Memorial Drive, Suite 600

Houston, Texas 77024-3411

(713) 688-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Robert V. Jewell, Esq.

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

*	Includes certain subsidiaries of Frontier Oil Corporation identified on the following page.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/ Proposed Maximum Offering Price Per Unit/Proposed Maximum Aggregate Offering Price/Amount of Registration Fee
Common Stock of Frontier Oil Corporation
Preferred Stock of Frontier Oil Corporation
Senior Debt Securities of Frontier Oil Corporation
Subordinated Debt Securities of Frontier Oil Corporation
Warrants of Frontier Oil Corporation
Units of Frontier Oil Corporation
Purchase Contracts of Frontier Oil Corporation	(1)
Guarantees of Debt Securities Issued by Frontier Oil Corporation (2)

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.
(2)	No separate consideration will be received for any guarantee of debt securities.

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

(Exact Name of Additional Registrant as Specified in its Charter) (1)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
Frontier Oil and Refining Company	Delaware	84-1018461
Frontier Refining & Marketing Inc.	Delaware	22-2899938
Frontier Holdings Inc.	Delaware	13-3504072
Frontier Refining Inc.	Delaware	22-2899378
Frontier El Dorado Refining Company	Delaware	91-2002334
Frontier Pipeline Inc.	Delaware	93-1023412
Ethanol Management Company	Colorado	84-0933639

(1)	The address for each subsidiary guarantor registrant is 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.

PROSPECTUS

FRONTIER OIL CORPORATION

COMMON STOCK

PREFERRED STOCK

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

WARRANTS

UNITS

PURCHASE CONTRACTS

GUARANTEES

By this prospectus, we may from time to time offer and sell in one or more offerings any combination of the securities listed above. This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will provide the specific terms of the securities that we actually offer, including the offering prices. You should carefully read this prospectus, any applicable prospectus supplement and any information under the heading “Where You Can Find More Information” before you invest in any of these securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may sell these securities to or through underwriters, to other purchasers and/or through agents. Supplements to this prospectus will specify the names of any underwriters or agents.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “FTO.”

Investing in our securities involves risks. Please read “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 25, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

Unless the context indicates or requires otherwise, the terms “Frontier,” “we,” “us,” and “our” as used in this prospectus refer to Frontier Oil Corporation and its consolidated subsidiaries. When we use the term “Rocky Mountain region,” we refer to the states of Colorado, Wyoming, Montana and Utah. When we use the term “Plains States,” we refer to the states of Kansas, Oklahoma, Nebraska, Iowa, Missouri, North Dakota and South Dakota. In this prospectus, we sometimes refer to the common stock, preferred stock, debt securities, warrants, units and purchase contracts collectively as the “securities.”

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, or Securities Act, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We refer you to the registration statement and to its exhibits for further information with respect to us. In addition, as allowed by the SEC’s rules, this prospectus incorporates by reference important business and financial information about us that is not included or delivered with this prospectus. The statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of such material by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find SEC reports at the SEC’s website (http://www.sec.gov). Such reports, proxy statements and other documents and information concerning us are also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed the following documents with the SEC (SEC File No. 01-10430), which are “incorporated by reference” into this prospectus:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 28, 2008;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 8, 2008;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 7, 2008;

(4)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on November 6, 2008;

(5)	Our Current Reports on Form 8-K, filed with the SEC on January 4, 2008, February 29, 2008, March 17, 2008, March 20, 2008, April 25, 2008, June 24, 2008, August 20, 2008, August 28, 2008, September 17, 2008, and November 14, 2008; and

(6)	The description of our common stock contained in our registration statement on Form 8-A (File No. 001-07627), filed on February 20, 1981, as amended.

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion or termination of offering of the securities offered by this prospectus shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any and all documents that have been incorporated by reference into this prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to us in writing at Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411, or by telephone at (713) 688-9600.

You can access electronic copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports, free of charge, on our website at http://www.frontieroil.com. Access to those electronic filings is available as soon as reasonably practicable after filing with, or furnishing to, the SEC. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference, contain “forward-looking statements” as defined by the SEC. Such statements are those concerning contemplated transactions and strategic plans, expectations and objectives for future operations. These include, without limitation:

•	statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future;

•	statements relating to future financial performance, future capital sources and other matters; and

•

any other statements preceded by, followed by or that include the words “anticipates,” “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “should,” “may” or similar expressions.

Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. These statements are based on assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond our control. You are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

All forward-looking statements contained in this prospectus only speak as of the date of this document. We undertake no obligation to update or revise publicly any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus, or to reflect the occurrence of unanticipated events.

THE COMPANY

We are a publicly-traded independent energy company, organized in the State of Wyoming in 1977, engaged in crude oil refining and the wholesale marketing of refined petroleum products. We operate two refineries, one in Cheyenne, Wyoming, and the other in El Dorado, Kansas, with a total annual average crude oil capacity of approximately 182,000 barrels per day, or bpd. Both of our refineries are complex refineries, which means that they can process heavier, less expensive types of crude oil and still produce a high percentage of gasoline, diesel fuel and other high value refined products. Our refineries’ strategic locations provide access to major U.S. demand and supply centers in the Rocky Mountain region and the Plains States. We focus our marketing efforts from the Cheyenne refinery in the Rocky Mountain region and from the El Dorado refinery in the Plains States, which we believe are among the most attractive refined products markets in the United States. Our operations of refining and marketing of petroleum products are considered part of one reporting segment.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described below and any similar information contained in any Annual Report on Form 10-K or other document filed by us with the SEC after the date of this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

Crude oil prices and refining margins significantly impact our cash flow and have fluctuated substantially in the past.

Our cash flow from operations is primarily dependent upon producing and selling refined products at margins that are high enough to cover our fixed and variable expenses. In recent years, crude oil costs and crack spreads (the difference between our refined product sales prices and average West Texas Intermediate or WTI, crude oil prices) have fluctuated substantially. Factors that may affect crude oil costs and refined product sales prices include:

•	overall demand for crude oil and refined products;

•	general economic conditions;

•	the level of foreign and domestic production of crude oil and refined products;

•	the availability of imports of crude oil and refined products;

•	the marketing of alternative and competing fuels;

•	the extent of government regulation;

•	global market dynamics;

•	product pipeline capacity;

•	local market conditions; and

•	the level of operations of competing refineries.

Crude oil supply contracts are generally short-term contracts with price terms that change as market prices change. Our crude oil requirements are supplied from sources that include:

•	major oil companies;

•	crude oil marketing companies;

•	large independent producers; and

•	smaller local producers.

The price at which we can sell gasoline and other refined products is strongly influenced by the price of crude oil. Generally, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of gasoline and other refined products. However, if crude oil prices increase significantly, our operating margins would fall unless we could pass along these price increases to our customers.

Our refineries maintain inventories of crude oil, intermediate products and refined products, the value of each being subject to fluctuations in market prices. Our inventories of crude oil, unfinished products and finished products are recorded at the lower of cost on a first-in, first-out basis or market prices. As a result, a rapid and significant increase or decrease in the market prices for crude oil or refined products could have a significant short-term impact on our earnings and cash flow.

Our profitability is affected by crude oil differentials, which may decline and accordingly decrease our profitability.

The light/heavy crude oil differentials that we report are the average differential between the benchmark West Texas Intermediate, or WTI, crude oil priced at Cushing, Oklahoma (ConocoPhillips WTI crude oil posting plus) and the heavy crude oil priced as delivered to our Cheyenne refinery or El Dorado refinery, respectively. The WTI/WTS (sweet/sour) crude oil differential is the average differential between benchmark WTI crude oil priced at Cushing, Oklahoma and West Texas sour crude oil priced at Midland, Texas. Our profitability at our Cheyenne refinery is affected by the light/heavy crude oil differential, and our profitability at our El Dorado refinery is affected by the WTI/WTS crude oil differential. Starting in March 2006, when our El Dorado refinery began receiving heavy Canadian crude oil through the Spearhead Pipeline, its profitability also began benefiting from the light/heavy crude oil differential. We typically prefer to refine heavy sour crude oil at our Cheyenne refinery and both heavy and intermediate sour crude oil at our El Dorado refinery because these crudes provide a higher refining margin than light or sweet crude oil does. Accordingly, any tightening of these crude oil differentials will reduce our profitability. Our Cheyenne refinery light/heavy crude oil differential averaged $17.95 per barrel in the nine months ended September 30, 2008, compared to $15.27 per barrel in the same period in 2007. Our El Dorado refinery light/heavy crude oil differential averaged $19.48 per barrel in the nine months ended September 30, 2008 compared to $17.26 per barrel in the same period in 2007. The WTI/WTS crude oil differential averaged $4.13 per barrel in the nine months ended September 30, 2008, compared to $4.38 per barrel in the same period in 2007. Crude oil prices were historically high during 2008, contributing to attractive light/heavy crude oil differentials and WTI/WTS crude oil differentials. However, the crude oil differentials may decline in the future, which would have a negative impact on our earnings.

External factors beyond our control can cause fluctuations in demand for our products, our prices and margins, which may negatively affect income and cash flow.

Among these factors is the demand for crude oil and refined products, which is largely driven by the conditions of local and worldwide economies as well as by weather patterns and the taxation of these products relative to other energy sources. Governmental regulations and policies, particularly in the areas of taxation, energy and the environment, also have a significant impact on our activities. Operating results can be affected by these industry factors, by competition in the particular geographic areas that we serve and by factors that are specific to us, such as the success of particular marketing programs and the efficiency of our refinery operations. The demand for crude oil and refined products can also be reduced due to a local or national recession or other adverse economic condition that results in lower spending by businesses and consumers on gasoline and diesel fuel, higher gasoline prices due to higher crude oil prices, a shift by consumers to more fuel-efficient vehicles or alternative fuel vehicles (such as ethanol or wider adoption of gas/electric hybrid vehicles), or an increase in vehicle fuel economy, whether as a result of technological advances by manufacturers, legislation mandating or encouraging higher fuel economy or the use of alternative fuel.

In addition, our profitability depends largely on the spread between market prices for refined petroleum products and crude oil prices. This margin is continually changing and may fluctuate significantly from time to time. Crude oil and refined products are commodities whose price levels are determined by market forces beyond our control. Due to the seasonality of refined products markets and refinery maintenance schedules, results of operations for any particular quarter of a fiscal year are not necessarily indicative of results for the full year. In general, prices for refined products are influenced by the price of crude oil. Although an increase or decrease in the price of crude oil may result in a similar increase or decrease in prices for refined products, there may be a time lag in the realization of the similar increase or decrease in prices for refined products. The effect of changes in crude oil prices on operating results therefore depends in part on how quickly refined product prices adjust to reflect these changes. A substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices, a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices, or a substantial or prolonged decrease in demand for refined products could have a significant negative effect on our results of operations and cash flows.

We are dependent on others to supply us with substantial quantities of raw materials.

Our business involves converting crude oil and other refinery raw materials into liquid fuels. We own no crude oil or natural gas reserves and depend on others to supply these feedstocks to our refineries. We use large quantities of natural gas and electricity to provide heat and mechanical energy required by our processing units. Disruption to our supply of crude oil, natural gas or electricity, or the continued volatility in the costs thereof, could have a material adverse effect on our operations. In addition, our investment in inventory is affected by the general level of crude oil prices, and significant increases in crude oil prices could result in substantial working capital requirements to maintain inventory volumes.

Our refineries face operating hazards, and the potential limits on insurance coverage could expose us to significant liability costs.

Our operations could be subject to significant interruption, and our profitability could be impacted if either of our Refineries experienced a major accident or fire, was damaged by severe weather or other natural disaster, or was otherwise forced to curtail its operations or shut down. If a crude oil pipeline became inoperative, crude oil would have to be supplied to our Refineries through an alternative pipeline or from additional tank trucks to the Refineries. Alternative supply arrangements could require additional capital expenditures, hurt our business and profitability and cause us to operate the affected Refinery at less than full capacity until pipeline access was restored or crude oil transportation was fully replaced. In addition, a major accident, fire or other event could damage our Refineries or the environment or cause personal injuries. If either of our Refineries experiences a major accident or fire or other event or an interruption in supply or operations, our business could be materially adversely affected if the damage or liability exceeds the amounts of business interruption, property, terrorism and other insurance that we maintain against these risks.

Our Refineries consist of many processing units, a number of which have been in operation for many years. One or more of the units may require additional unscheduled down time for unanticipated maintenance or repairs that are more frequent than our scheduled turnaround for such units. Scheduled and unscheduled maintenance could reduce our revenues during the period of time that our units are not operating.

We face substantial competition from other refining companies, and greater competition in the markets where we sell refined products could adversely affect our sales and profitability.

The refining industry is highly competitive. Many of our competitors are large, integrated, major or independent oil companies that, because of their more diverse operations, larger refineries and stronger capitalization, may be better positioned than we are to withstand volatile industry conditions, including shortages or excesses of crude oil or refined products or intense price competition at the wholesale level. Many of these competitors have financial and other resources substantially greater than ours.

We are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil feedstocks. We do not have a retail business and therefore are dependent upon others for outlets for our refined products. Certain of our competitors, however, obtain a portion of their feedstocks from company-owned production and have retail outlets. Competitors that have their own crude production or extensive retail outlets, with brand-name recognition, are at times able to offset losses from refining operations with profits from producing or retailing operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. In addition, we compete with other industries, such as wind, solar and hydropower, that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. If we are unable to compete effectively with these competitors, both within and outside our industry, there could be a material adverse effect on our business, financial condition and results of operations.

Our operations involve environmental risks that may require us to make substantial capital expenditures to remain in compliance or that could give rise to material liabilities.

Our results of operations may be affected by increased costs of complying with the extensive environmental laws to which our business is subject and from any possible contamination of our facilities as a result of accidental spills, discharges or other releases of petroleum or hazardous substances.

Our operations are subject to extensive federal, state and local environmental and health and safety laws and regulations relating to the protection of the environment, including those governing the emission or discharge of pollutants into the air and water, product specifications and the generation, treatment, storage, transportation, disposal or remediation of solid and hazardous waste and materials. Environmental laws and regulations that affect the operations, processes and margins for our refined products are extensive and have become progressively more stringent. Additional legislation or regulatory requirements or administrative policies could be imposed with respect to our products or activities. Compliance with more stringent laws or regulations or more vigorous enforcement policies of the regulatory agencies could adversely affect our financial position and results of operations and could require us to make substantial expenditures. Any noncompliance with environmental and health and safety laws and regulations, including existing or future notices of violation issued by a local, state or federal agency thereunder, could subject us to material administrative, civil or criminal penalties or other liabilities.

We are a defendant in a series of lawsuits alleging, among other things, that emissions from an oil field or the production facilities thereon at the campus of the Beverly Hills High School, which were owned and operated by one of our subsidiaries between 1985 and 1995, caused the plaintiffs to develop cancers or various health problems.

Our business is inherently subject to accidental spills, discharges or other releases of petroleum or hazardous pipelines or product terminals, could give rise to liability (including potential cleanup responsibility) to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. This could involve contamination associated with facilities that we currently own or operate, facilities that we formerly owned or operated and facilities to which we sent wastes or by-product for treatment or disposal and other contamination. Accidental discharges could occur in the future, future action may be taken in connection with past discharges, governmental agencies may assess penalties against us in connection with past or future contamination and third parties may assert claims against us for damages allegedly arising out of any past or future contamination. The potential penalties and clean-up costs for past or future releases or spills, the failure of prior owners of our facilities to complete their clean-up obligations, the liability to third parties for damage to their property, or the need to address newly-discovered information or conditions that may require a response could be significant, and the payment of these amounts could have a material adverse effect on our business, financial condition and results of operations.

Our operations may incur substantial liabilities to comply with climate change legislation and regulatory initiatives.

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” and including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere. In response to such studies, the U.S. Congress has been actively considering legislation to reduce emissions of greenhouse gases, primarily through the development of greenhouse gas cap and trade programs that would require obtaining and surrendering emission allowances. It is possible that we could be required to purchase and surrender allowances, either for greenhouse gas emissions resulting from our operations or from combustion of fuels that we produce. In addition, more than one-third of the states already have begun implementing legal measures to reduce emissions of greenhouse gases. On April 2, 2007, the U.S. Supreme Court in Massachusetts, et al. v. EPA held that carbon dioxide may be regulated as an “air pollutant” under the federal Clean Air Act and that the EPA must consider whether it is required to regulate greenhouse gas emissions from mobile sources such as cars and trucks. In July 2008, the EPA released an Advance Notice of Proposed Rulemaking regarding possible future regulation of greenhouse gas emissions under the Clean Air Act, in response to the Supreme Court’s decision in Massachusetts. In the notice, the EPA evaluated the potential regulation of greenhouse gases under the Clean Air

Act and other potential methods of regulating greenhouse gases. Although the notice did not propose any specific, new regulatory requirements for greenhouse gases, it indicates that federal regulation of greenhouse gas emissions could occur in the near future. Thus, there may be restrictions imposed on the emission of greenhouse gases even if the U.S. Congress does not adopt new legislation specifically addressing emissions of greenhouse gases. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business, financial condition and results of operations, including demand for the refined petroleum products that we produce.

Our operations are subject to various laws and regulations relating to occupational health and safety, which could give rise to increased costs and material liabilities.

The nature of our business may result from time to time in industrial accidents. Our operations are subject to various laws and regulations relating to occupational health and safety. Continued efforts to comply with applicable health and safety laws and regulations, or a finding of non-compliance with current regulations, could result in additional capital expenditures or operating expenses, as well as fines and penalties.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations.

Our operations require numerous permits and authorizations under various laws and regulations, including environmental and health and safety laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes, which may involve significant costs, to limit impacts or potential impacts on the environment and/or health and safety. A violation of these authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions and/or refinery shutdowns. In addition, major modifications of our operations could require changes to our existing permits or expensive upgrades to our existing pollution control equipment, which could have a material adverse effect on our business, financial condition or results of operations.

Our risk management activities may generate substantial losses and limit potential gains.

In order to hedge and limit potential financial losses on certain of our inventories, we from time to time enter into derivative contracts to make forward sales or purchases of crude oil, refined products, natural gas and other commodities. We may also use options or swaps to accomplish similar objectives. Our inventory hedging strategies generally produce losses when hedged crude oil or refined products increase in value. In the nine months ended September 30, 2008, we incurred a pre-tax hedging inventory loss of $39.9 million compared to $35.7 million in losses in the nine months ended September 30, 2007 recorded in “Other revenues” in the Condensed Consolidated Statements of Income and Comprehensive Income. Offsetting the cost of our hedges is the economic value realized when we liquidate inventory which had been hedged. The value of the hedged inventory generally moves in an opposite direction to the value of the hedge contract. However, due to mark to market accounting requirements and cash margin requirements of commodities exchanges and various counterparties, there may be timing differences between when hedging losses are incurred and when the related physical inventories are sold. In certain instances, these derivative contracts are accounted for as hedges, but there is potential risk that these hedges may not be considered effective from an accounting perspective and would be marked to market in our financial statements. As we use progressively more Canadian crude oil at our refineries, both our total crude oil inventories and the amount hedged inventories are likely to increase in future periods. See “Quantitative and Qualitative Disclosures about Market Risk” in Part I, Item 3 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which is incorporated herein by reference.

Instability and volatility in the financial markets could have a negative impact on our business, financial condition, results of operations and cash flows.

The financial markets have recently experienced substantial and unprecedented volatility as a result of turmoil in the credit markets. Market disruptions such as those currently being experienced in the United States and abroad may increase our cost of borrowing or adversely affect our ability to access sources of liquidity upon which we may rely to finance our operations and satisfy our obligations as they become due, and capital may not be available on terms that are reasonably acceptable to us, or at all. These disruptions may include turmoil in the financial services industry, including substantial uncertainty surrounding particular lending institutions with which we do business, reduction in available trade credit due to counterparties liquidity concerns, more strict lending requirements, unprecedented volatility in the markets where our outstanding securities trade, and general economic downturns in the areas where we do business. In addition, a general economic slowdown or the lack of liquidity may result in contractual counterparties with which we do business being unable to satisfy their obligations to us in a timely manner, or at all.

We maintain significant amounts of cash and cash equivalents at several financial institutions that are in excess of federally insured limits. In the third quarter of 2008, we recorded a loss of $411,000 on money market funds that had investments in Lehman Brothers, which filed for bankruptcy. Given the current instability of financial institutions, we may experience further losses on our cash and cash equivalents.

Hurricanes along the Gulf Coast could disrupt our supply of crude oil and our ability to complete capital improvement projects in a timely manner.

Hurricanes and tropical storms and related storm activity, such as windstorms, storm surges, floods and tornadoes, have on multiple occasions caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States (parts of Texas, Louisiana, Mississippi and Alabama) and certain other parts of the southeastern United States. Some of the materials we use for our capital projects are fabricated at facilities located along the Gulf Coast. Should storms of this nature occur in the future, it is possible that the storms and their collateral effects could result in delays or cost increases for our capital and maintenance projects.

In addition, supplies of crude oil to our El Dorado refinery are sometimes shipped from Gulf Coast production or terminaling facilities. This crude oil supply source could be potentially threatened in the event of future catastrophic damage to such facilities.

We may have labor relations difficulties with some of our employees represented by unions.

Approximately 56 percent of our employees were covered by collective bargaining agreements at December 31, 2007. All of our union contracts expire in 2009, and there is no assurance that we will be able to enter into new contracts on terms acceptable to us or at all. A failure to do so may increase our costs or result in an interruption of our business. See Item 1 “Business-Employees” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated herein by reference. In addition, employees may conduct a strike at some time in the future, which may adversely affect our operations.

Terrorist attacks and threats or actual war may negatively impact our business.

Terrorist attacks in the United States and the war in Iraq, as well as events occurring in response to or in connection with them, including future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our suppliers or our customers, could adversely impact our operations. In addition, any terrorist attack could have an adverse impact on energy prices, including prices for our crude oil and refined products, and an adverse impact on the margins from our refining and marketing operations. As a result, there could be delays or losses in the delivery of supplies and raw materials to us, decreased sales of our products and extensions of time for payment of accounts receivable from our customers.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges on a consolidated basis for the periods indicated. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

Year Ended December 31,										Nine Months Ended September 30,
2003		2004		2005		2006		2007		2008
1.2	x	3.7	x	26.6	x	29.2	x	36.6	x	16.8	x

The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pretax income of subsidiaries that have not incurred fixed charges. “Fixed charges” represent the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d)  preference security dividend requirements of consolidated subsidiaries.

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus to fund:

•	expenditures related to expansions of our refineries;

•	working capital needs; and

•	expenditures related to general corporate purposes.

The actual application of proceeds from the sale of any particular tranche of securities issued hereunder will be described in the applicable prospectus supplement relating to such tranche of securities. We may invest funds not required immediately for these purposes in marketable securities and short-term investments. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the key terms and provisions of our capital stock. You should refer to the applicable provisions of our restated articles of incorporation, as amended, our fifth amended and restated bylaws, the Wyoming Business Corporation Act and the documents that we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

As of the date of this prospectus, we are authorized to issue up to 180,000,000 shares of common stock, with no par value, and up to 500,000 shares of preferred stock, par value $100 per share. As of November 3, 2008, we had 103,902,969 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

All of the outstanding shares of common stock are, and the common stock offered by any prospectus supplement will be, validly issued, fully paid and nonassessable upon issuance against full payment of the purchase price. Each share of common stock has an equal and ratable right to receive dividends when, as and if declared by the board of directors out of assets legally available therefor and subject to the dividend obligations to the holders of any preferred stock then outstanding.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock that at the time may be outstanding.

The holders of common stock have no preemptive, subscription or conversion rights, and are not subject to further calls or assessments of Frontier. There are no redemption or sinking fund provisions applicable to the common stock. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock have no right to cumulate their votes in the election of directors, such that the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election.

The registrar and transfer agent for our common stock is Wells Fargo Bank, N.A., St. Paul, Minnesota.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to allow such determinations to be made by the board of directors instead of the stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issues.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. As a result, the issuance of shares of a series of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any other series of our preferred stock. The issuance of shares of preferred stock may also adversely affect the rights of the holders of our common stock. For example, any preferred stock issued will rank prior to our common stock as to dividend rights and liquidation preference, and may have full or limited voting rights and may be convertible into shares of common stock or other securities.

The following description of the terms of the preferred stock sets forth some of the general terms and provisions of our authorized preferred stock. If we offer preferred stock under this prospectus, the terms may include the following:

•	the number of shares of each such series and the designation thereof;

•

the annual rate or amount of dividends, if any, payable on shares of each such series (which dividends would be payable in preference to any dividends on common stock), whether such dividends shall be cumulative or non-cumulative and the conditions upon which and/or the date when such dividends shall be payable;

•

whether the shares of each such series shall be redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of each such series may be redeemed;

•	the amount, if any, payable on shares of each such series in the event of liquidation, dissolution or winding up of the affairs of the Company;

•

whether the shares of each such series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the price or prices or the rate or rates at which shares of each such series shall be so convertible or exchangeable, and the adjustment which shall be made, and the circumstances in which such adjustments shall be made, in such conversion or exchange prices or rates; and

•	whether the shares of each such series shall have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of exercise of voting rights.

This description of the terms of the preferred stock is not complete and will be subject to and qualified by the certificate of designation relating to any applicable series of preferred stock.

Possible Anti-takeover Provisions

Our restated articles of incorporation, as amended, contain provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult possible takeover proposals to acquire control of Frontier and make removal of our management more difficult.

Our restated articles of incorporation, as amended, authorize a class of undesignated preferred stock consisting of 500,000 shares. Preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to allow such determinations to be made by the board of directors instead of the stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Frontier.

Although the Wyoming Business Corporation Act provides that a corporation’s articles of incorporation may provide for cumulative voting for directors, our restated articles of incorporation, as amended, do not provide for cumulative voting. As a result, the holders of a majority of the votes of the outstanding shares of our common stock have the ability to elect all of the directors being elected at any annual meeting of stockholders.

Under the Wyoming Management Stability Act (the “WMSA”), the business combination statute of the State of Wyoming, a corporation is generally restricted from engaging in a business combination with an interested stockholder for a three-year period following the time the stockholder became an interested stockholder. An interested stockholder is defined as a stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within the prior three-year period did own, 15% or more of the corporation’s voting stock. This restriction applies unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers, consolidations, share exchanges, sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries, subject to certain exceptions;

•	transactions having the effect of increasing the proportionate share of the interested stockholder in the capital stock of the corporation or its subsidiaries, subject to certain exceptions; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of the WMSA generally apply to a qualified corporation, which is defined as a Wyoming corporation that has assets of at least $10 million and voting stock that is (i) listed on a national securities exchange; (ii) authorized for quotation on the Nasdaq Stock Market; or (iii) held of record by more than 1,000 stockholders. A qualified corporation must also have substantial business operations within the State of Wyoming. Substantial business operations are defined as (i) at least 10% of the corporation’s full-time employees are employed in Wyoming; (ii) at least 100 full-time employees are employed in Wyoming; (iii) at least $10 million in fair market value of the corporation’s assets are deposited in Wyoming financial institutions; (iv) the principal operating headquarters and the primary officers of the chief executive officer are within the State of Wyoming; or (v) a combination of assets deposited with Wyoming financial institutions, assets assessed for ad valorem taxation with the State of Wyoming and assets within the State of Wyoming are not subject to ad valorem taxation but which are sufficient to cause the corporation to pay Wyoming’s annual report license tax.

The WMSA does not apply to a corporation if, subject to certain requirements specified in the WMSA, the articles of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the WMSA. The WMSA also does not apply to a corporation if the corporation has filed a statement with the Secretary of State of the State of Wyoming electing to opt-out of the shareholder takeover protection provisions of the WMSA.

We have not adopted any provision in our articles of incorporation, as amended, or fifth amended and restated bylaws electing not to be governed by the WMSA. We also have not filed a statement with the Secretary of State of the State of Wyoming electing to opt-out of the shareholder takeover protection provisions of the WMSA. As a result, the WMSA is applicable to business combinations involving Frontier.

DESCRIPTION OF DEBT SECURITIES

Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or unsecured subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a banking or financial institution, as trustee. Senior debt securities will be issued under a senior debt indenture and unsecured subordinated debt securities will be issued under a subordinated debt indenture. Together the senior debt indenture and the subordinated indenture are called “indentures.”

We have summarized selected provisions of the indentures below. The following summary is a description of the material provisions of the indentures. It does not restate those agreements in their entirety. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities. A form of senior indenture and a form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part.

General

The debt securities will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

A substantial portion of our assets are held by our operating subsidiaries, Frontier Oil and Refining Company, Frontier Refining & Marketing Inc., Frontier Holdings Inc., Frontier Refining Inc., Frontier El Dorado Refining Company, Frontier Pipeline Inc. and Ethanol Management Company. With respect to these assets, holders of senior debt securities that are not guaranteed by our operating subsidiaries and holders of subordinated debt securities will have a position junior to the prior claims of creditors of these subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us by our subsidiaries of dividends, debt principal and interest or other charges.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement and an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

None of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, coupon or global form.

Denominations

The prospectus supplement for each issuance of debt securities will state that the securities will be issued in registered form of $1,000 each or integral multiples thereof.

Subordination

Under a subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt (as defined in the subordinated indenture). A subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event that we fail to pay the principal, interest, any premium on any senior debt when due or if another default occurs that results in acceleration of senior debt. In addition, in the event of any distribution of our assets upon our dissolution, liquidation or reorganization (including in a bankruptcy, insolvency or similar proceeding), holders of senior debt will be entitled to payment in full before any payment or distribution of our assets is made to holders of subordinated debt securities.

A subordinated indenture will not limit the amount of senior debt that we may incur.

Mergers and Sale of Assets

Each indenture will provide that we may not consolidate with or merge into any other person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another person, unless:

•	the successor person assumes all of our obligations under the indentures;

•	we or the successor person will not immediately be in default under the indentures; and

•

we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation or merger complies with the indenture and that all conditions precedent set forth in the indenture have been complied with.

Upon the assumption of our obligations by a successor, we will be discharged from all obligations under the indentures.

Modification of Indentures

Each indenture will provide that our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

Events of Default

“Event of default,” when used in an indenture, will mean any of the following:

•	failure to pay the principal of, or any premium on, any debt security when due;

•	failure to deposit any sinking fund payment when due;

•	failure to pay interest on any debt security for 30 days;

•	failure to perform any covenant set forth in the covenants section of the indenture that continues for 90 days after we are given written notice;

•	failure to perform any other covenant in the indenture that continues for 180 days after we are given written notice;

•	certain events in bankruptcy, insolvency or reorganization of us; or

•	any other event of default included in a supplemental indenture or any officer’s certificate setting forth additional terms of the debt security.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

Under the indentures, we:

•	will pay the principal of, interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee at the end of each fiscal year reviewing our obligations under the indentures;

•	will preserve our corporate existence; and

•	will deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Subsidiary Guarantees

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our operating subsidiaries (Frontier Oil and Refining Company, Frontier Refining & Marketing Inc., Frontier Holdings Inc., Frontier Refining Inc., Frontier El Dorado Refining Company, Frontier Pipeline Inc. and Ethanol Management Company), payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by such subsidiary or subsidiaries. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such subsidiary or subsidiaries.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our operating subsidiaries, payment of the principal, premium, if any, and interest on those subordinated debt securities will be unconditionally guaranteed on an unsecured, subordinated basis by such subsidiary or subsidiaries. The guarantee of the subordinated debt securities will be subordinated in right of payment to all of such subsidiary’s or subsidiaries’ existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). See “—Subordination” above.

The obligations of our operating subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depository to a nominee of the depository;

•	by any nominee to the depository itself or another nominee; or

•	by the depository or any nominee to a successor depository or any nominee of the successor.

We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

When we issue a global security in registered form, the depository for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depository (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depository or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial interests in the global security.

We expect that the depository or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depository or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depository, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.

No Personal Liability of Officers, Directors, Employees or Stockholders

No officer, director, employee or stockholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under any indenture or the debt securities by reason of his, her or its status as such.

Information Concerning the Trustee

A banking or financial institution will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

The indentures and the provisions of the Trust Indenture Act of 1939, or Trust Indenture Act, incorporated by reference therein, will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, preferred stock, debt securities, units or purchase contracts. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the securities purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which the securities purchasable upon exercise of, such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We do not have any warrants issued and outstanding.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, debt securities, warrants or purchase contracts or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•

the terms of the units and of any of the common stock, preferred stock, debt securities, warrants or purchase contracts comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more warrants, shares of preferred stock, shares of common stock, senior debt securities, subordinated debt securities and units issued by us or debt obligations of an entity affiliated or not affiliated with us, for the purchase or sale of:

•	securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

•	currencies; or

•	commodities.

Each purchase contract will obligate the holder to purchase or sell, and obligate us to sell or purchase, on specified dates, the purchase contract property at a specified price or prices, all as described in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell the purchase contract property and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation that the underwriters and dealers will receive, in our prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities.

If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time that it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. In this case, no underwriters or agents would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In connection with the sale of the securities offered by this prospectus, underwriters may receive compensation from us or from the purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions, which will not exceed 8% of the proceeds from the sale of the securities. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

Unless otherwise specified in the applicable prospectus supplement, all securities offered under this prospectus will be a new issue of securities with no established trading market, other than the common stock, which is currently listed and traded on the New York Stock Exchange. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any common stock sold by this prospectus will be listed for trading on the New York Stock Exchange subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any of the securities.

Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities will be passed upon for us by Andrews Kurth LLP, Houston, Texas, and certain matters of Wyoming law relating to the validity of the securities will be passed upon for us by Brown, Drew & Massey, LLP, Casper, Wyoming. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The financial statements, the related financial statement schedules, incorporated in this Prospectus by reference from Frontier Oil Corporation’s Annual Report on Form 10-K, and the effectiveness of Frontier Oil Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph referring to the adoption on December 31, 2005 of the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all fees and expenses set forth below are estimates.

SEC registration fee	$		*
Blue Sky expenses, including legal fees		5,000
Printing and engraving expenses		50,000
Legal fees and expenses		75,000
Trustee fees and expenses		25,000
Rating agency fees		100,000
Accounting fees and expenses		40,000
Miscellaneous		5,000

Total		$300,000

*	The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r).

Item 15.	Indemnification of Directors and Officers

Our restated articles of incorporation, as amended, provide that we shall indemnify, in the manner and to the full extent authorized by law (as now in effect or later amended), any person who was, is or may be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of Frontier, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, proceeding or investigation, and judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Our restated articles of incorporation, as amended, further provide that the termination of any action, suit, proceeding or investigation by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 17-16-851(d) of the Wyoming Business Corporation Act provides that, unless ordered to do so by a court, a corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met certain standards of conduct; or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled. Section 17-16-852 of the Wyoming Business Corporation Act provides for mandatory indemnification of a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director, against reasonable expenses incurred in connection with the proceeding. Section 17-16-856 of the Wyoming Business Corporation Act provides that an officer may be indemnified to the same extent as a director, and if he is not also a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract; however, officers may not be indemnified for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding.

Our restated articles of incorporation, as amended, also provide that expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by us in advance of the final disposition of the action, suit or proceeding. Section 17-16-853 of the Wyoming Business Corporation Act states that a corporation may advance reasonable expenses if the person incurring such expenses delivers to the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct and a written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification and it is ultimately determined that he has not met the applicable standard of conduct.

In addition, our restated articles of incorporation, as amended, provide that we may purchase and maintain insurance providing coverage for any person who is or was a director, officer, employee or agent of Frontier, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any capacity or arising out of his status, whether or not we would have the power to indemnify him under the provisions of our restated articles of incorporation, as amended. This provision is generally consistent with Section 17-16-857 of the Wyoming Business Corporation Act.

We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors and officers.

The certificates of incorporation, as amended and/or restated (if applicable), of Frontier Refining & Marketing Inc., Frontier Holdings Inc., Frontier Refining Inc., Frontier El Dorado Refining Company and Frontier Pipeline Inc. each provide that the corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, or DGCL, as amended from time to time, indemnify directors and officers of the corporation. The certificate of incorporation, as amended, of Frontier Oil and Refining Company provides that, to the full extent permitted by the DGCL, no director of Frontier Oil and Refining Company shall be personally liable to the corporation or its stockholders for or with respect to any act or omission in the performance of his or her duties as director of the corporation. The bylaws of each of Frontier Refining & Marketing Inc., Frontier Holdings Inc., Frontier Oil and Refining Company, Frontier Refining Inc., Frontier El Dorado Refining Company and Frontier Pipeline Inc. provide for the indemnification of officers and directors of the corporation to the fullest extent permitted by Delaware law.

Each of Frontier Refining & Marketing Inc., Frontier Holdings Inc., Frontier Oil and Refining Company, Frontier Refining Inc., Frontier Pipeline Inc. and Frontier El Dorado Refining Company is authorized by Section 145(a) of the DGCL to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. Under Section 145(b) of the DGCL, a corporation may indemnify any person in an action by or in the right of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action if the person acted in good faith and in a manner that the person believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation.

Pursuant to Section 145(c) of the DGCL, if a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify that person against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection with their defense. Section 145(d) of the DGCL provides that, unless ordered by a court, any indemnification can be made only after a determination that indemnification of a person is proper because that person has met the applicable standard of conduct.

DGCL Section 145(e) provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by a corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified. The bylaws of Frontier Refining & Marketing Inc., Frontier Holdings Inc., Frontier Refining Inc. and Frontier Pipeline Inc. provide for the advancement of expenses. The certificate of incorporation and bylaws of Frontier El Dorado Refining Company provide for the advancement of expenses.

Under Section 145(g) of the DGCL, a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL. The bylaws of Frontier Refining & Marketing Inc., Frontier Holdings Inc., Frontier Refining Inc. and Frontier Pipeline Inc. and the certificate of incorporation of Frontier El Dorado Refining Company provide that each respective corporation may purchase and maintain such insurance. The bylaws of Frontier Oil and Refining Company provide that the corporation must purchase and maintain such insurance provided that it is available at a reasonable cost.

The bylaws of Ethanol Management Company provide for the indemnification of officers and directors of the corporation consistent with the Colorado Business Corporations Act, or CBCA, as set forth in Title 7, Articles 101 to 117 of the Colorado Revised Statutes.

The CBCA governs a Colorado corporation’s obligations to indemnify its officers and directors. The CBCA specifies the circumstances under which a corporation may indemnify its directors, officers, employees and agents. As to directors, the CBCA provides that a corporation may indemnify a director only if authorized in a specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in the CBCA. The CBCA standard requires that a director must have acted in good faith, and for acts done in a director’s official capacity, must have reasonably believed that he or she acted in the best interests of the corporation. In all other instances, the director must have acted in good faith and must have reasonably believed that he or she acted in a manner that was at least not opposed to the best interests of the corporation. In criminal proceedings, the director must not have had a reason to believe that his or her conduct was unlawful. In a proceeding brought by or in the right of the corporation, the director cannot be indemnified if he or she is adjudged liable to the corporation, unless a court orders the corporation to pay reasonable expenses to the director. In a proceeding charging that a director received an improper personal benefit, the director cannot be indemnified if he or she is adjudged liable to the corporation on the basis that the director received an improper personal benefit, unless a court orders the corporation to pay reasonable expenses to the director. On the other hand, unless limited by the corporation’s articles of incorporation, the corporation must pay reasonable expenses that a director incurred in a proceeding in which he or she was wholly successful on the merits or otherwise in defending any civil or criminal proceeding to which the person was a party because he or she was a director of the corporation. The CBCA permits the corporation, if provided for by the corporation’s bylaws, action of the corporation’s board of directors or shareholders, or contract, to indemnify officers and employees to a greater extent than it may indemnify directors if such indemnification would not violate public policy, unless otherwise provided in the corporation’s articles of incorporation. If a corporation indemnifies or advances expenses to a director in connection with a proceeding by or in the right of the corporation, the corporation is to give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders’ meeting or, if the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice is to be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

The CBCA also provides that a corporation may in its articles of incorporation eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except for monetary damages for any breach of the director’s duty of loyalty to the corporation or its shareholders, acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, certain acts regarding approval of unlawful distributions, or any transaction from which the director directly or indirectly derived an improper personal benefit.

Policies of insurance are maintained by each of the guarantors under which their directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors and officers.

Item 16.	Exhibits and Financial Statement Schedules

The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated by reference:

Exhibit Number	Description of Exhibits
1.1**	Form of Underwriting Agreement for each of the securities registered hereby.

3.1.1	Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated August 5, 1987 (incorporated by reference to Exhibit 3.1.1 to Frontier Oil Corporation’s Registration Statement on Form S-4 (SEC File No. 333-120643), filed on November 19, 2004).

3.1.2	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated June 14, 1988 (incorporated by reference to Exhibit 3.1.2 to Frontier Oil Corporation’s Registration Statement on Form S-4 (SEC File No. 333-120643), filed on November 19, 2004).

3.1.3	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated April 24, 1992 (incorporated by reference to Exhibit 3.1.3 to Frontier Oil Corporation’s Registration Statement on Form S-4 (SEC File No. 333-120643), filed on November 19, 2004).

3.1.4	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated April 27, 1998 (incorporated by reference to Exhibit 3.1.4 to Frontier Oil Corporation’s Registration Statement on Form S-4 (SEC File No. 333-120643), filed on November 19, 2004).

3.1.5	Articles of Amendment to the Restated Articles of Incorporation of Frontier Oil Corporation dated May 23, 2005 (incorporated by reference to Exhibit 3.1 to Form 8-K (SEC File Number 1-07627), filed on May 24, 2005).

3.1.6	Articles of Amendment to the Restated Articles of Incorporation of Frontier Oil Corporation dated June 12, 2006 (incorporated by reference to Exhibit 3.1 to Form 8-K (SEC File Number 1-07627), filed June 15, 2006).

3.2.1	Fifth Amended and Restated Bylaws of Frontier Oil Corporation (incorporated by reference to Exhibit 2.1 to Form 8-K (SEC File No. 001-07627), filed on November 14, 2008).

3.3.1	Specimen Common Stock Certificate of Frontier Oil Corporation (incorporated by reference to Exhibit 3.3.1 to Frontier Oil Corporation’s Registration Statement on Form S-3 (SEC File No. 333-130292), filed on December 13, 2005).

3.3.2**	Specimen Preferred Stock Certificate of Frontier Oil Corporation.

4.1	Form of Senior Debt Indenture (including form of senior debt security) (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Registration Statement on Form S-3 (SEC File No. 333-130292), filed on December 13, 2005).

4.2*	Form of Subordinated Debt Indenture (including form of subordinated debt security) (incorporated by reference to Exhibit 4.2 to Frontier Oil Corporation’s Registration Statement on Form S-3 (SEC File No. 333-130292), filed on December 13, 2005).

4.3**	Form of Warrant Agreement (including form of warrant certificate).

4.4**	Form of Purchase Contract.

4.5	Indenture, dated as of October 1, 2004, among Frontier Oil Corporation, as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee relating to Frontier Oil Corporation’s 6.625% Senior Notes due 2011 (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Current Report on Form 8-K (SEC File No. 1-07627), filed on October 4, 2004).

4.6	First Supplemental Indenture, dated as of August 21, 2008, among Ethanol Management Company, Frontier Oil Corporation, and Wells Fargo Bank, N.A., as trustee relating to Frontier Oil Corporation’s 6.625% Senior Notes due 2011 (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Registration Statement on Form S-3/A (SEC File No. 333-130292), filed on September 10, 2008).

4.7	Indenture, dated as of September 17, 2008, among Frontier Oil Corporation, as issuer, the guarantors named therein, and Wells Fargo Bank, N.A., as trustee relating to Frontier Oil Corporation’s 8.5% Senior Notes due 2016 (incorporated by reference to Exhibit 4.4 to Frontier Oil Corporation’s Current Report on Form 8-K (SEC File No. 1-07627), filed on September 17, 2008).

4.8	First Supplemental Indenture, dated as of September 17, 2008, among Frontier Oil Corporation, as issuer, the guarantors named therein, and Wells Fargo Bank, N.A., as trustee relating to Frontier Oil Corporation’s 8.5% Senior Notes due 2016 (incorporated by reference to Exhibit 4.2 to Frontier Oil Corporation’s Current Report on Form 8-K (SEC File No. 1-07627), filed on September 17, 2008).

4.9	Form of global note for 8.5% Senior Notes due 2016 (incorporated by reference to Exhibit 4.3 to Frontier Oil Corporation’s Current Report on Form 8-K (SEC File No. 1-07627), filed on September 17, 2008).

5.1*	Opinion of Andrews Kurth LLP regarding the validity of the securities registered hereby.

5.2*	Opinion of Brown, Drew & Massey, LLP regarding the validity of the securities registered hereby.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

23.3*	Consent of Brown, Drew & Massey, LLP (included in Exhibit 5.2).

24.1*	Powers of Attorney (included on signature pages).

25.1**	Form T-1 Statement of Eligibility and Qualification of Trustee under Trust Indenture Act of 1939 regarding the Senior Debt Securities.

25.2**	Form T-1 Statement of Eligibility and Qualification of Trustee under Trust Indenture Act of 1939 regarding the Subordinated Debt Securities.

*	Filed herewith.
**	To be filed by amendment or as an exhibit to Current Report on Form 8-K filed at a later date in connection with a specific offering.

Item 17.	Undertakings

A. Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(a) and A(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of subsection 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 25th day of November, 2008.

FRONTIER OIL CORPORATION

By:	/s/ James R. Gibbs
Name:	James R. Gibbs
Title:	Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the registrant hereby constitutes and appoints Michael C. Jennings his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any and all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she himself or herself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons in the capacities and on the 25th day of November, 2008.

/s/ James R. Gibbs	/s/ T. Michael Dossey
James R. Gibbs	T. Michael Dossey
Chairman of the Board, President and Chief Executive Officer and Director	Director
(chief executive officer)

/s/ Michael C. Jennings	/s/ James H. Lee
Michael C. Jennings	James H. Lee
Executive Vice President & Chief Financial Officer and Director	Director
(principal financial officer)

/s/ Nancy J. Zupan	/s/ Paul B. Loyd, Jr.
Nancy J. Zupan	Paul B. Loyd, Jr.
Vice President – Controller	Director
(principal accounting officer)

/s/ Douglas Y. Bech	/s/ G. Clyde Buck
Douglas Y. Bech	G. Clyde Buck
Director	Director

/s/ Michael E. Rose
Michael E. Rose
Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 25th day of November, 2008.

FRONTIER OIL AND REFINING COMPANY
FRONTIER REFINING & MARKETING INC.
FRONTIER HOLDINGS INC.
FRONTIER REFINING INC.
FRONTIER EL DORADO REFINING COMPANY
FRONTIER PIPELINE INC.
ETHANOL MANAGEMENT COMPANY

By:	/s/ James R. Gibbs
Name:	James R. Gibbs
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the registrant hereby constitutes and appoints Michael C. Jennings his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any and all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she himself or herself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons in the capacities indicated and on the 25th day of November, 2008.

Signature	Title

/s/ James R. Gibbs	Chief Executive Officer and Director of each of the additional registrants listed directly above (Principal Executive Officer)
James R. Gibbs

/s/ Michael C. Jennings	Chief Financial Officer and Director of each of the additional registrants listed directly above (Principal Financial and Accounting Officer)
Michael C. Jennings

/s/ W. Paul Eisman	Executive Vice President and Director of each of the additional registrants listed directly above
W. Paul Eisman

EXHIBIT INDEX

The following is a list of all exhibits filed as a part of this registration statement on Form S-4, including those incorporated by reference:

Exhibit Number	Description of Exhibits
1.1**	Form of Underwriting Agreement for each of the securities registered hereby.

3.1.1	Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated August 5, 1987 (incorporated by reference to Exhibit 3.1.1 to Frontier Oil Corporation’s Registration Statement on Form S-4 (SEC File No. 333-120643), filed on November 19, 2004).

3.1.2	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated June 14, 1988 (incorporated by reference to Exhibit 3.1.2 to Frontier Oil Corporation’s Registration Statement on Form S-4 (SEC File No. 333-120643), filed on November 19, 2004).

3.1.3	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated April 24, 1992 (incorporated by reference to Exhibit 3.1.3 to Frontier Oil Corporation’s Registration Statement on Form S-4 (SEC File No. 333-120643), filed on November 19, 2004).

3.1.4	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated April 27, 1998 (incorporated by reference to Exhibit 3.1.4 to Frontier Oil Corporation’s Registration Statement on Form S-4 (SEC File No. 333-120643), filed on November 19, 2004).

3.1.5	Articles of Amendment to the Restated Articles of Incorporation of Frontier Oil Corporation dated May 23, 2005 (incorporated by reference to Exhibit 3.1 to Form 8-K (SEC File Number 1-07627), filed on May 24, 2005).

3.1.6	Articles of Amendment to the Restated Articles of Incorporation of Frontier Oil Corporation dated June 12, 2006 (incorporated by reference to Exhibit 3.1 to Form 8-K (SEC File Number 1-07627), filed June 15, 2006).

3.2.1	Fifth Amended and Restated Bylaws of Frontier Oil Corporation (incorporated by reference to Exhibit 2.1 to Form 8-K (SEC File No. 001-07627), filed on November 14, 2008).

3.3.1	Specimen Common Stock Certificate of Frontier Oil Corporation (incorporated by reference to Exhibit 3.3.1 to Frontier Oil Corporation’s Registration Statement on Form S-3 (SEC File No. 333-130292), filed on December 13, 2005).

3.3.2**	Specimen Preferred Stock Certificate of Frontier Oil Corporation.

4.1	Form of Senior Debt Indenture (including form of senior debt security) (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Registration Statement on Form S-3 (SEC File No. 333-130292), filed on December 13, 2005).

4.2*	Form of Subordinated Debt Indenture (including form of subordinated debt security) (incorporated by reference to Exhibit 4.2 to Frontier Oil Corporation’s Registration Statement on Form S-3 (SEC File No. 333-130292), filed on December 13, 2005).

4.3**	Form of Warrant Agreement (including form of warrant certificate).

4.4**	Form of Purchase Contract.

4.5	Indenture, dated as of October 1, 2004, among Frontier Oil Corporation, as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee relating to Frontier Oil Corporation’s 6.625% Senior Notes due 2011 (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Current Report on Form 8-K (SEC File No. 1-07627), filed on October 4, 2004).

4.6	First Supplemental Indenture, dated as of August 21, 2008, among Ethanol Management Company, Frontier Oil Corporation, and Wells Fargo Bank, N.A., as trustee relating to Frontier Oil Corporation’s 6.625% Senior Notes due 2011 (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Registration Statement on Form S-3/A (SEC File No. 333-130292), filed on September 10, 2008).

4.7	Indenture, dated as of September 17, 2008, among Frontier Oil Corporation, as issuer, the guarantors named therein, and Wells Fargo Bank, N.A., as trustee relating to Frontier Oil Corporation’s 8.5% Senior Notes due 2016 (incorporated by reference to Exhibit 4.4 to Frontier Oil Corporation’s Current Report on Form 8-K (SEC File No. 1-07627), filed on September 17, 2008).

4.8	First Supplemental Indenture, dated as of September 17, 2008, among Frontier Oil Corporation, as issuer, the guarantors named therein, and Wells Fargo Bank, N.A., as trustee relating to Frontier Oil Corporation’s 8.5% Senior Notes due 2016 (incorporated by reference to Exhibit 4.2 to Frontier Oil Corporation’s Current Report on Form 8-K (SEC File No. 1-07627), filed on September 17, 2008).

4.9	Form of global note for 8.5% Senior Notes due 2016 (incorporated by reference to Exhibit 4.3 to Frontier Oil Corporation’s Current Report on Form 8-K (SEC File No. 1-07627), filed on September 17, 2008).

5.1*	Opinion of Andrews Kurth LLP regarding the validity of the securities registered hereby.

5.2*	Opinion of Brown, Drew & Massey, LLP regarding the validity of the securities registered hereby.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

23.3*	Consent of Brown, Drew & Massey, LLP (included in Exhibit 5.2).

24.1*	Powers of Attorney (included on signature pages).

25.1**	Form T-1 Statement of Eligibility and Qualification of Trustee under Trust Indenture Act of 1939 regarding the Senior Debt Securities.

25.2**	Form T-1 Statement of Eligibility and Qualification of Trustee under Trust Indenture Act of 1939 regarding the Subordinated Debt Securities.

*	Filed herewith.
**	To be filed by amendment or as an exhibit to Current Report on Form 8-K filed at a later date in connection with a specific offering.